EXHIBIT 99.1


NEWPORT PROVIDES COMPANY RESULTS FOR THE QUARTER ENDING SEPTEMBER 30, 2004, AND WILL AMEND ITS 10Q REFLECTING ADJUSTMENT OF AN ERRONEOUSLY REPORTED EXPENSE

Friday November 19, 12:01 am ET

PALM DESERT, Calif., Nov. 19 /PRNewswire-FirstCall/ -- Newport International Group, Inc. (OTC Bulletin Board: NWPO - News; "Newport") announced that during the third quarter of 2004 it made significant advances in its software development and bolstered its balance sheet through previously announced equity and debt financings. The Company reported revenues of $5,333 and recorded a net loss of $3,863,576 during the third quarter 2004. The net cash used in operating activities, during the third quarter of 2004 amounted to $850,718, excluding one-time fees and expenses describe below. Newport had cash and equity investments held for trading of $1,517,575 and total assets of $5,055,375 at the end of the third quarter 2004. Total liabilities at the end of the third quarter of 2004 were $2,764,266 of which $1,277,839 represents convertible promissory notes less unamortized discount.

ADVERTISEMENT

During November 2004, the Company successfully completed an equity financing which generated additional net proceeds of $2,263,750. The investment was made as a follow on round to its previous sale of equity to Robinson Reed and was completed by both Robinson Reed and First Capital Holdings. The total net cash investment raised through these two entities, including fees and legal expenses of approximately $250,000, was $6,589,932.

The Company will file an amendment to its 10Q filing for the third quarter 2004 to correct an erroneously recorded $910,000 payment to a non-affiliated consultant with regard to its stock swap of $11,800,000 of its shares, with Langley Park Investments in July of 2004. Total fees associated with this transaction, which became due upon Langley's approval for listing in September, were reported incorrectly as totaling $2,510,000 and have been reduced to correctly reflect a total of approximately $1,610,000. $749,950 of the amount owed was paid in the third quarter with the remaining balance paid in November.

During the third quarter of 2004, the Company announced its intent to acquire MM Internet and anticipates closing of that transaction in the fourth quarter of 2004. During October 2004, another letter of intent was signed to acquire Netrox, Inc.; however, the Company does not currently anticipate moving forward with this transaction based upon initial review. The Company began installing its Conference Center Solutions in accordance with its agreement with Priority Networks and showcased in the Long Beach Convention Center. It also launched its Pro version of GRC software enabling customers to use VoIP features along with more robust collaboration features and remote desktop.

The Company has begun the preparation for integrating its anticipated acquisition of MM Internet and has begun review of other potential acquisitions in order to provide a full suite of business productivity tools from high-speed access to virtual office collaboration using video and VoIP. In addition to this integration, the Company has embarked on a branding phase as it moves from development to commercialization and expects that the development work commenced in this quarter will lead to new product releases in the in the first quarter of 2005.

Commenting on the quarter Cery Perle CEO stated: "This has been a very pivotal time for the future of Newport. Our efforts to secure financing have yielded several investments and the Company begins the fourth quarter of 2004 in significantly better financial condition. As we begin to commercialize and acquire assets our focus will begin to shift from development to execution and customer service and we are working on taking the necessary steps to advance Newport in these areas. We have spent time, manpower and resources in developing software tools and strategic acquisition planning. We hope to continue making progress in strategic acquisitions and product development to help us reach our goal of growing revenues and reaching profitability by providing cost effective business solutions."

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

THE STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY INFRINGEMENT, UNCERTAINTY AS TO THE RATE OF ADOPTION OF WEB CONFERENCING AND COLLABORATION SOLUTIONS, INTENSIVE MARKET COMPETITION AND INABILITY TO ENHANCE EXISTING SERVICES AND APPLICATIONS PRODUCTS AND DEVELOP NEW WEB CONFERENCING PRODUCTS AND SOLUTIONS, ALL OF WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THIS FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILS IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

About Newport International Group, Inc.

Newport International Group Inc. (OTC Bulletin Board: NWPO - News), through its subsidiary, GrassRoots Communications, Inc. (GRCI), provides reliable, affordable web conferencing and collaboration technology, previously affordable only to Fortune 500 companies. Offering fast, real-time collaboration, video, and voice, GRCLive saves time and improves the efficiency and effectiveness of business communication. More information at http://www.newport-international-group.com/ and http://www.grclive.com/.

Source: Newport International Group, Inc.


                                      - 2 -